CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [***] AND A FOOTNOTE INDICATING “CONFIDENTIAL TREATMENT REQUESTED”. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT NO. 14 TO MASTER SERVICES AGREEMENT

THIS AMENDMENT No. 14 (the “Amendment”) to Master Services Agreement is entered into February 19, 2013 (the “Amendment Effective Date”) by and between Hughes Network Systems, LLC (“HNS”) located at 11717 Exploration Lane, Germantown MD 20876, and Row 44, Inc. (“Row 44” or “Customer”) located at 4353 Park Terrace Drive, Westlake Village, CA 91361

WHEREAS, Row 44 and HNS entered into a Master Services Agreement on or about December 28, 2007 (hereafter referred to as the “MSA”) which agreement has been heretofore amended on a number of prior occasions; and

WHEREAS, Row 44 now desires to purchase and HNS desires to sell, certain services in Russia, which services are substantially similar to the services provided pursuant to the MSA, as previously amended; and

WHEREAS, the parties now desire to amend the terms of the MSA to cover the provision and purchase of the Russian services herein described; the delivery dates for space segment services contained in this Amendment will be as specified in Attachment III to this Amendment.

NOW THEREFORE, for and in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Row 44 and HNS hereby agree as follows:

1.    SCOPE OF SERVICES

During the Amendment No. 15 Term (as defined below), HNS will provide, and Row 44 will accept and pay for the services in accordance with and subject to the terms and conditions set forth herein and Attachments I, II and III hereto and incorporated herein (which services are hereafter referred to as the “Services”):

Attachment I – Statement of Work
Attachment II – NOC Operations, Maintenance and Technical Support Services
Attachment III – Service Pricing and Payment Terms

***

*** Confidential treatment requested.

2.    TERM OF AGREEMENT

The term of this Agreement (“Amendment No. 15 Term”) and the term of Services provided hereunder will remain in effect for a period which ends on December 31, 2016, unless terminated earlier as provided herein.

3.    TERMS APPLICABLE TO THE PROVISION OF SATELLITE CAPACITY.

In addition to the terms set forth herein, the additional terms and conditions set forth in Annex A to this Amendment shall apply in respect of HNS’ provision of satellite capacity to be provided hereunder to Row 44.

4.    OTHER TERMS

Except as amended herein, all terms and conditions of the MSA as amended shall remain in full force and effect. For the avoidance of doubt, inasmuch as the provisions of Section 2.A of the MSA dealt with certain rights and obligations of the parties relating to exclusivity in the North American market, this Amendment is not intended to extend any such right or obligation outside of North America.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 15 to be executed as of the Amendment Effective Date by and through their duly authorized representatives.

Hughes Network Systems, LLC            Row 44, Inc.

By: /s/ Philip K. O’Brien                By: /s/ John Guidon

Title: V.P. Legal                    Title: CTO

Date: 2/15/13                        Date:        ___________________

ANNEX A
This Annex sets forth certain additional terms and conditions in respect of the provision, sale and use of satellite capacity, which shall be binding on Row 44 during the period that such capacity is being provided by HNS to Row 44 for Row 44’s Russian NOC. For purposes of this Annex, Row 44 shall be referred to as the “Customer.”

I.	DEFINITIONS

“Affiliates” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control (i.e., the power to direct affairs by reason of ownership of voting stock, by contract or otherwise) with such Person and any member, director, officer or employee of such Person.

“Authorization” shall mean, the HNS written document which provides technical details such as satellite, transmit frequency and contractual power level for Customer carriers.

“Governmental Communications Authority” shall mean the governmental body or bodies in Russia that are required to approve the transmissions over Customer’s system.

“Hughes” or “HNS” shall mean Hughes Network Systems, LLC, or any of its Affiliates.

“Altegrosky” shall mean the Altegrosky Group of companies, and includes JSC Race Telecom and JSC Settelecom.

“Laws” shall mean all international, federal, state, local and other laws, rules and other regulations, including without limitation, those issued by the Governmental Communications Authorities.

“Non-Preemptible” shall mean transponders or partial capacity that is not protected in the event of a satellite failure but is not subject to preemption to restore any other service.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority, or otherwise.

“Preemptible” shall mean capacity that is not protected in the event of a failure but may be used by HNS and/or the Satellite Operator to recover other carriers or service affected by a satellite failure. HNS shall have the right to immediately preempt or interrupt Customer’s use of Customer’s Capacity in the event that any HNS or the Satellite Operator domestic satellite(s) suffers a failure to meet any applicable performance specifications. This preemption will be for service recovery only and not for business only reasons.

“Satellite” shall mean the Satellite(s) specified in Attachment III to this Amendment or the Replacement Satellite thereof from which Customer’s Transponder Capacity is being provided at any given time.

“Satellite Operator” shall mean Altegrosky or its supplier Gazprom Satellite Systems.

“Transponder(s)” shall mean a specified component of the Satellite which, for a particular frequency band, receives, amplifies, translates frequency and retransmits radio signals. Each Transponder contains one traveling wave tube amplifier (a “TWTA”). Transponder shall also mean, for purposes of this definition, any replacement of alternate components thereof.

“Transponder Capacity” shall mean the capacity on the Satellite for Use by Customer as specified in Attachment III to this Amendment 15. Transponder Capacity shall also mean the capacity on a Transponder other than the one specified in Attachment III, to which HNS or the Satellite Operator directs Customer to move, after notice thereof from HNS or the Satellite Operator, as the case may be. In the case where the

Customer’s outroute traffic is multiplexed into a shared outroute, the “Transponder Capacity” for the outroute traffic shall mean the number of Mbps of the Customer’s traffic in the shared outroute.

“Transponder Capacity Failure” shall mean the failure of Hughes to provide Customer’s aggregate Transponder Capacity on a Transponder *** Determination that a Transponder Capacity Failure has occurred shall be made by Hughes or the Satellite Operator in its reasonable discretion using facilities located at the Satellite Operator’s telemetry, tracking and control earth station.

“Usage” or “Use” shall refer to Customer’s (or its uplinking or other agents’) radio transmission to, or utilization of, the Satellite(s) or Customer’s Transponder Capacity.

“User” shall mean the actual owner of a Transponder, including HNS or the Satellite Operator, if there remain any unsold or unleased Transponders, or any permitted lessee, licensee, or assignee of such Transponder, or any entity to which HNS or the Satellite Operator provides services on a Transponder.

II.	CERTAIN UNDERSTANDINGS

1.    Ownership of Transponders. Customer understands and agrees that the Satellite Operator is the authorized operator of the Satellite(s). Neither this Amendment 15 nor Customer’s Use of Transponder Capacity shall, or shall be deemed to, convey title or any other ownership interest to Customer in or to any Transponder. Customer acknowledges and agrees (i) that nothing contained herein shall prevent any sale, mortgage, or encumbrance of the Satellite or any Transponder thereof by the Satellite Operator, (ii) that Customer’s Transponder Capacity is provided on a leased basis and is not being sold to Customer, (iii) that neither any Transponder nor any Satellite, nor any lease thereof nor any interest of any type therein, shall be subject to any claim, prior, subsequent or otherwise, of Customer or its creditors as a result of this Amendment, and (iv) that, as to any Transponder, the rights of Customer under this Amendment 15 will be subject and subordinate to the rights of any purchaser purchasing such Transponder and leasing it back to Satellite Operator pursuant to a sale and leaseback transaction.

2.    Control of Satellite. Customer understands and agrees that the Satellite Operator shall control and provide for the operation of the Satellite. Customer agrees that the Satellite Operator shall be responsible for: (i) securing, providing and maintaining the license(s) for the Satellite; (ii) maintaining the Satellite; (iii) complying at all times during the term of this Amendment with all applicable regulations relating to the Satellite.

III. SERVICE DEFINITION

HNS shall provide authorization for Customer to operate on carriers as specified in Attachment III on the Transponder specified in said Attachment III, or as such Transponder Capacity may be changed in accordance with the terms herein provided.

HNS shall provide in writing to Customer a Satellite Capacity Authorization document which will provide all technical elements of the carriers authorized for this capacity. Customer shall make best efforts to operate within the provided authorization.

*** Confidential treatment requested.

IV.    CONTINUITY OF SERVICE

1.    Preemption/Interruption of Service. Customer recognizes and agrees that for “Technical or Safety Reason(s)”, which shall include, but shall not be limited to, (1) the protection of the overall health or performance of the Satellite or its Transponders; (2) the prevention of interference or cross‑talk; (3) the protection of public safety; or (4) compliance with an order from the governmental authorities, HNS and/or the Satellite Operator may take the following “Action(s)”: (i) preempt or interfere with Customer’s Use of any Transponder or other component of the Satellite, (ii) reassign TWTAs to different Transponders on the Satellite, or (iii) reassign the frequency assignment of Customer’s Transponder Capacity. Customer acknowledges and agrees that an Action by HNS and/or the Satellite Operator may result in the preemption or interruption of the Use of Customer’s Transponder Capacity. To the extent technically feasible, HNS shall give Customer oral or written notice prior to taking an Action and shall use reasonable efforts to schedule and conduct such Action so as to minimize the disruption of Customer’s Use of Customer’s Transponder Capacity. Customer acknowledges and agrees that if such preemption or interruption occurs, then Customer shall cooperate with and assist HNS during such periods and Customer may be entitled to Service Credits pursuant to Section 3 of this Attachment I or the termination of the provision of Space Segment Services pursuant to Section VIII below.

2.    Provision of Continuing Service. In the event of a Transponder Capacity Failure, HNS will make best efforts with the Satellite Operator to restore Customer’s Transponder Capacity using a spare component of a Transponder on the Satellite (including a spare traveling wave tube), if available, or if such spare component is unavailable, then by using an alternate Transponder on the Satellite, if available. The availability of such spare component or alternate Transponder on the Satellite, on a permanent or temporary basis, shall be determined by the Satellite Operator.

V.    CUSTOMER OBLIGATIONS

1.    Non-interference and Use Restrictions. Customer’s transmissions to and from the Satellite and its use of the Customer’s Transponder Capacity shall comply with all applicable governmental laws, rules and regulations. Customer will follow established practices and procedures for frequency coordination and will not use the Customer’s Transponder Capacity, or any portion thereof, in a manner which would or could be expected to, under standard engineering practice, harm the Customer’s Transponder Capacity or interfere with the use of or harm any portion of the Transponder from which the Customer’s Transponder Capacity is provided that is not assigned to Customer, any other Transponder, the Satellite, or any other in-orbit satellite or transponder on such satellite. Customer shall also comply with the operational requirements as may be issued by HNS from time to time, in its reasonable discretion.

2. Permitted Use. The Customer’s Transponder Capacity may be used by Customer solely for transmission of its own or its customers’ digital telecommunications services

3    Compliance With Laws. From the Effective Date and through and during the Amendment No. 15 Term, Customer (which includes any and all uplinking or other agents of Customer) shall comply with the terms in this Annex and shall be responsible for complying with, and shall comply with all Laws (including the Obscenity Laws defined below) applicable to it regarding the operation and Use of the Satellite and the Transponders, or Customer’s lease or Use of Customer’s Transponder Capacity (including, but not limited to, the transmission of any programming or material).

4.     Transmission Parameters. Customer transmissions to the Satellite must be within the technical parameters specified by HNS or the Satellite Operator for the transmission type Used and the Transponder Used. If Customer leases Partial Transponder Capacity, Customer shall supply HNS with all information reasonably requested, including but not limited to transmission parameters. Customer shall comply with the Satellite Access Procedures provided by HNS from time to time. Customer’s Use of Customer’s Transponder Capacity shall not interfere with the Use of that or any other Transponder by others and shall not cause physical harm to that or any other Transponder or to the Satellite. In order to minimize interference among various users of the Transponder Capacity, Customer shall notify HNS in a timely manner of Customer’s proposed transmission parameters, including power, frequency, modulation, and such other information as HNS may reasonably request. Customer shall not initiate transmission or change its transmission parameters until written approval of such initiation or change is received from HNS. It is specifically contemplated by HNS and Customer that if Customer requires Partial Transponder Capacity, HNS may initially specify, and later change (upon ten days advance notice to Customer), the operating center frequency of Customer’s carriers in order to place intermodulation products at frequencies which allow for maximum use of the Transponder.

5.    Customer’s Transmitting Terminals. As between HNS and Customer, Customer shall be responsible for the provision, installation, operation, maintenance of, and for securing all necessary licenses and/or authorizations for all facilities and equipment not owned or operated by HNS (“Customer-Provided Facilities”), for transmitting signals to, or receiving signals from, the Satellite in accordance with the requirements set forth in this Annex. Customer shall configure, equip, and operate applicable terminal facilities and all other equipment used in connection with Customer’s Use of Transponder Capacity to conform to the characteristics and technical parameters of the Satellite as provided by HNS from time to time. Customer shall operate all Customer Provided Facilities with qualified and authorized personnel and in a manner that allows for the immediate cessation of transmission. Upon written or oral notice from the satellite provider that operational or technical reasons necessitate a cessation (as determined by the Satellite Operator in its sole discretion), or that Customer’s Use is in violation of any law, Customer shall immediately cease transmission. HNS shall have the right, but not the obligation, to inspect any Customer-Provided Facilities together with associated facilities and equipment used by Customer, or by a third party under the authority of Customer, to transmit to any of the Customer's Transponder Capacity. HNS will use all reasonable efforts to schedule inspections to minimize the disruption of the operation of the facilities, and Customer shall make the facilities available for inspection at all reasonable times. Customer shall, upon HNS’ request, provide measured proof that any transmissions from Customer-Provided Facilities meet or exceed applicable requirements established by Governmental Communications Authorities.

6.    Cooperation. Customer shall cooperate with HNS in order to facilitate HNS’ provision of Customer’s Transponder Capacity on a continuous basis. For example (and by way of illustration and not limitation), Customer shall cooperate with HNS in trouble determination and fault isolation activities. Customer shall furnish HNS with such relevant information as HNS may reasonably require in order to provide and protect the Transponder(s) used in providing Customer’s Transponder Capacity. Customer shall promptly notify HNS when it believes that a Transponder Capacity Failure has occurred.

7.    Additional Usage Representations and Obligations. Customer has not been convicted for the criminal violation of, and has not been found by any governmental authority with appropriate jurisdiction (collectively, the “Governmental Authority”) to have violated any Laws concerning illegal or obscene program material or the transmission thereof (the “Obscenity Laws”), and Customer is not aware of any pending investigation (including, without limitation, a grand jury investigation) involving Customer’s programming or any pending proceeding against Customer for the violation of any Obscenity Laws. Customer will notify HNS as soon as it receives notification of, or becomes aware of, any pending investigation by any Governmental Authority, or any pending criminal proceeding against Customer, which investigation or proceeding concerns transmissions by Customer potentially in violation of any Law relating to the Use of Customer’s Transponder Capacity, including without limitation, Obscenity Laws. Customer will not Use, or allow the Use of, Customer’s Transponder Capacity for direct distribution of programming to television viewers unless the programming is scrambled such that television viewers can receive the programming only through the use of a decoder authorized by Customer or Customer’s authorized agent.

VI. OUTAGES

1. Failure of Capacity. If, after the commencement date of services hereunder, the Customer’s Transponder Capacity fails to meet the applicable specifications described in Attachment A for (a) a cumulative period of *** during any consecutive ***, or (b) any period of time following a catastrophic event under circumstances that make it clearly ascertainable that a failure described in clause (a) will occur, the Customer’s Transponder Capacity shall be deemed to have suffered a “Confirmed Failure,” unless such failure is the result of a Force Majeure event, in which event the consequences of such failure shall be governed under said Section. Any such failure(s) must be confirmed by HNS. If confirmed, the failure shall be measured as commencing from the later to occur of (i) Customer’s cessation of use of the affected Customer’s Transponder Capacity and (ii) notice from Customer to HNS of such failure. Any such failure shall be deemed to have ended upon the earlier to occur of (x) Customer’s resumption of use of the Customer’s Transponder Capacity and (y) notice by HNS to Customer that the affected Customer Transponder Capacity meets the applicable specifications.

In the event of a Confirmed Failure of Customer’s Transponder Capacity, HNS or the Satellite Operator shall, as soon as possible and to the extent technically feasible, employ certain redundant equipment units on the Satellite (“Spare Equipment”) on a first-needed, first-served basis as among Customer and other Transponder owners, customers, and users, including without limitation, those who may take service via capacity provided by the Satellite Operator, but who may have no direct right to access the capacity themselves, such as compressed digital channel customers (“Protected Parties”), as a substitute for an equipment unit which has failed; provided, that Customer acknowledges that the Satellite Operator may elect to use “Substitute Capacity” (as provided in below), if available, in lieu of using Spare Equipment.

Customer acknowledges and agrees that the Spare Equipment redundancy plan of the Satellite may require the Satellite Operator to reassign certain SSPAs or TWTAs, as applicable, among Transponders to make use of Spare Equipment. In circumstances in which a spare SSPA or TWTA is required to be employed for any Protected Party and to do so requires a change in the SSPA or TWTA assigned to Customer, Customer shall, on notice from HNS or the Satellite Operator, immediately cease transmitting to the Satellite to allow the SSPA or TWTA that is assigned to its Transponder to be reassigned and a different unit (that meets the Performance Specifications) to be put in its place.

If: (a) the Customer's Transponder Capacity suffers a Confirmed Failure, and (b) the Spare Equipment associated with such Customer's Transponder Capacity is not available or the use of such Spare Equipment would not correct the failure, and (c) equivalent capacity on another Transponder meeting the Performance Specifications (the "Substitute Capacity"), is available and its use by Customer in accordance with the Satellite Operator’s Operational Requirements is not predicted to interfere with the use or rights of others using the Satellite, in each case as determined by the Satellite Operator, acting in good faith, then the Satellite Operator, as soon as possible and to the extent technically feasible, employ such Substitute Capacity for the Customer's Transponder Capacity to satisfy HNS’ obligations under this Amendment. In the event such Substitute Capacity for the failed Customer's Transponder Capacity is deployed, such Substitute Capacity shall be deemed to be Customer's Transponder Capacity for all purposes under the Amendment 3.

In the event that two or more Transponders on the Satellite simultaneously fail to meet their respective service or performance specifications and Spare Equipment or Substitute Capacity is available for some, but not all of the affected capacity, then the allocation of such Spare Equipment or Substitute Capacity shall be determined by the Satellite Operator. As used in this Section, the term "simultaneously" shall be deemed to mean occurring within a 24-hour period.

2.Service Credits. In the event of a “Confirmed Outage” of Customer’s Transponder Capacity which Outage results in the Service Performance Standard specified in Section 3 of Attachment I not being met, Customer shall be entitled to Service Credits in accordance with the provisions of said Section 3.

*** Confidential treatment requested.

3.    Replacement of Satellite and/or Communications Payload. During the Amendment No. 15 Term, HNS or the Satellite Operator may replace the Satellite or one of its communications payloads (e.g. Ku or C-band) with another satellite (a “Replacement Satellite”) at the same orbital location or at such other orbital location to which such Replacement Satellite may be authorized by the Governmental Communications Authorities to be located. In such circumstances, provided there is available substantially comparable substitute capacity on the Replacement Satellite, HNS shall provide such capacity to Customer (the “Replacement Capacity”) and Amendment 15 shall continue with such Replacement Capacity in lieu of the capacity originally provided for the remainder of its scheduled Capacity Term. The Replacement Capacity shall be deemed substantially comparable if the performance specifications for the Replacement Capacity (the “Replacement Performance Specifications”) have materially the same or better coverage and performance than the original specifications. HNS shall use all reasonable efforts to minimize any disruption of operations while the Customer’s Transponder Capacity is being transferred from one satellite to the other and Customer may be entitled to Service Credits during any period that the Customer’s Transponder Capacity may be unavailable from both satellites. In the event of a replacement of Customer’s Transponder Capacity under this Section, all references in this Annex to the Satellite, Customer’s Transponder Capacity shall thereafter be deemed to refer to the Replacement Satellite. In the event that the Replacement satellite cannot be served via an existing RFT at the Altegrosky Teleport , Hughes will provide pricing for an additional RFT if feasible or alternative teleport approach if available.

VII. INDEMNIFICATION

1.    Indemnification.

a)
Customer shall indemnify and save HNS and the Satellite Operator harmless from all claims, liabilities losses, costs or damages, including attorneys fees and costs, arising out of (i) Customer’s Use of Customer’s Transponder Capacity pursuant to this Attachment, including, without limitation, Customer’s violation or alleged violation of any of the Laws, including without limitation, the Obscenity Laws described in Section V or any actual or alleged libel, slander, obscenity, indecency, infringement of copyright, breach in the privacy or security of transmissions; (ii) Customer’s breach of its obligations under this Amendment; (iii) any disputes between or among Customer and its transmission recipients or its programs or other transmission content suppliers; or (iv) any claims made under any warranty, representation or statement by Customer to any third party concerning Customer’s Transponder Capacity.

b)
Customer shall pay all expenses (including attorneys’ fees) incurred by HNS in connection with all legal or other formal or informal proceedings concerning claims of third parties arising out of or related to the items specified in Section 1(a) above, and Customer shall satisfy all judgments, costs, or other awards which may be incurred by or rendered against HNS.

c)
HNS shall have the sole right of defense in any legal or other formal or informal proceedings concerning claims of third parties, provided, however, that HNS shall conduct such defense with legal counsel reasonably satisfactory to Customer. Customer shall pay any settlement of any such claim or legal or other formal or informal proceeding, but Customer shall not agree to any settlement of any third party claim without first giving thirty (30) days prior written notice of the terms and conditions of such settlement to HNS and obtaining HNS’ written consent to such settlement.

2.    Right to Deny Access.

a)
If Customer violates any provision of this Attachment, and, following notice from HNS, continues to violate any such provision, then in addition to its other rights hereunder, HNS shall have the immediate right to prevent Customer from accessing Customer’s Transponder Capacity to the extent, but only to the extent necessary and for the time necessary to prevent such breach from continuing.

b)	If, in connection with Using Customer’s Transponder Capacity,

i)	Customer is convicted under any Obscenity Law or has been found by any Governmental Authority to have violated any such law;

ii)
based on any Use of Customer’s Transponder Capacity by Customer, HNS is indicted or otherwise charged as a criminal defendant, or is convicted under any Obscenity law, or becomes the subject of a criminal proceeding or a governmental action seeking a fine, license revocation or other sanctions, or any Governmental Authority seeks a cease and desist or other similar order or filing;

iii)	A Governmental Communications Authority has issued an order initiating a proceeding to revoke HNS or the Satellite Operator’s authorization to operate the Satellite;

iv)	HNS obtains a court order pursuant to this Section, or a court or Governmental Authority of competent jurisdiction orders HNS to deny access to user or orders user to cease transmission; or

v)
HNS receives notice (the “Illegal Programming Notice”), written or oral, from a Governmental Authority that such authority considers Customer and/or any other user’s programming to be in violation of Obscenity Laws (the “Illegal Programming”), and that if HNS does not cease transmitting such Illegal Programming, then HNS and/or its parent or affiliates and/or any of their executives will be indicted or otherwise charged as a criminal defendant, will become the subject of a criminal proceeding or a governmental action seeking a fine, license revocation or other sanctions, or that such Governmental Authority will seek a cease and desist or other similar order or filing (with HNS being obligated, to the extent permitted by law, to provide Customer with a copy of such Illegal Programming Notice, if written, or with other verification, including the details thereof, if oral);

then, upon written notice from HNS to Customer (the “Denial of Access Notice”), which may be oral directed to Customer, Customer shall cease using Customer’s Transponder Capacity, immediately, in the case of a denial of access pursuant to subparagraphs (i), (ii), (iii) or (iv) above, or within 24 hours following receipt of such notice, in the case of a denial of access pursuant to subparagraph (v), above; and if user does not voluntarily cease using such capacity at the appropriate time, then HNS shall have the right to take such steps as they may deem necessary to prevent user from accessing Customer’s Transponder Capacity. Provided, however, that if user has more than one programming service, then the denial of access by HNS shall apply only to the Transponder used to provide the illegal Programming Service; and provided further, however, that if, upon receipt of the Denial of access Notice from HNS, user does not immediately cease transmission of such Illegal Programming Service, then HNS shall have the right to take such steps as they deem necessary to prevent user from accessing the Transponder used to transmit such Illegal Programming Service (and if, thereafter, Customer transmits such Illegal Programming Service using any of Customer’s Transponder Capacity, then HNS shall have the immediate right, without further notification, to take such steps as HNS deems necessary to prevent Customer from accessing any of Customer’s Transponder Capacity). As used herein, “user” shall mean Customer and any person to whom Customer transfers all or part of its right to Use Customer’s Transponder Capacity, including without limitation, a sublessee, licensee or assignee.

VIII. TERMINATION OF SPACE SEGMENT SERVICES

The provision of Amendment 15 relative to Space Segment Services shall terminate automatically as specified in said Amendment, unless terminated earlier pursuant to one of the following paragraphs:

1. Events of Customer Default. In the event that an Event of Customer Default, as defined in the MSA, occurs, then HNS may, by giving written notice thereof to Customer, terminate the provisions of Amendment 15 relative to Space Segment Services as of a date specified in such notice of termination. In the event that HNS terminates Amendment 15 for any such reason, in addition to all of HNS’ other remedies at law or in equity, HNS may declare immediately due and payable a “Termination Fee” equal to the amount to be paid by HNS as a termination charge to HNS’ subcontractor, which amount will not exceed the monthly fees remaining unpaid over the balance of the term of this Amendment. HNS agrees to provide Customer with reasonably satisfactory documentary evidence of the amount of any such termination charge payable by HNS.

Customer acknowledges that HNS’ rights set forth in this section: (i) are reasonable under all of the circumstances existing as of this date; (ii) constitute liquidated damages for the loss of a bargain; and (iii) do not constitute a penalty.

2. Termination for Transponder Capacity Failure. If a Transponder Capacity Failure continues uninterrupted for more than ten (10) consecutive days, or such other period as is mutually agreed upon in writing by HNS and Customer, then the provisions of this Amendment relative to Space Segment may be immediately terminated by either party by written notice to the other delivered on or before the thirtieth day after the calendar day on which the Transponder Capacity Failure began. If so terminated, HNS shall refund to Customer a prorated amount of any prepaid charges for the terminated transponder capacity and HNS shall have no other or further liability to Customer.

3. Termination for Removal of Satellite. If, during the Term, the Satellite Operator or HNS, in their reasonable discretion, (1) determines that it is necessary to remove the Satellite from operation and (2) does not elect to provide equivalent replacement capacity to Customer at the same orbital slot as was previously occupied by the Satellite, then it is understood and agreed that upon removing the Satellite from its assigned orbital location, HNS shall have no further obligations to Customer relative to the provision Space Segment under in respect of that Satellite under this Amendment; provided, however, that until the Satellite is removed, HNS shall continue to make available Customer’s Transponder Capacity as provided for herein. HNS will, to the extent possible, provide Customer with ninety (90) days notice prior to the disposition of the Satellite. Upon any termination of this Amendment pursuant to this Section, HNS shall refund to Customer a prorated amount of any prepaid charges for the terminated Transponder Capacity. Except as set forth in the preceding sentence, HNS shall have no liability to Customer upon such termination.

IX. PROBLEMS WITH CUSTOMER’S APPLICATION

In the event that Customer’s application of providing Internet Access service to commercial aircraft is not performing satisfactorily, even though the satellite capacity herein provided has not experienced a Transponder Capacity Failure, as defined above, e.g., the Customer’s terminal cannot maintain commissioned power levels within *** or the Customer’s terminal cannot maintain operation successfully at *** the parties will take the following steps:

a)	The parties will meet to discuss the problem and determine if there are any technical or operational steps that may be taken to promptly resolve the problem;

b)
In the event that the foregoing alternative is not available, the parties will attempt to determine if an alternate satellite is available which will provide the performance characteristics required by Customer.

c)
Further, in the event that neither of the foregoing alternatives are available, the parties will exercise good faith efforts to reach a business solution which minimizes, to the extent reasonably practicable, each parties costs and financial exposure.

*** Confidential treatment requested.

ATTACHMENT I
STATEMENT OF WORK

1.0 SCOPE OF WORK

In accordance with the terms hereof, HNS will provide services in Russia required to provide full duplex point-to-multipoint satellite communication system using a dedicated HX Network (“Network”) consisting of certain network operations center (“NOC”) equipment, and Customer supplied and Customer operated integrated aeronautical terminal units. The Equipment associated with the Network is being provided in accordance with a purchase order to be issued by Customer (or Customer’s agent) for the Russian NOC Equipment.

The program effort associated with the maintenance and operation of the Network will be carried out as follows:

HNS will provide services including;

1)	HNS North America will be the prime contractor for and Row 44 point of contact for all program management services, including network engineering and implementation of Equipment and Services.

2)
Provision and operation of Row 44 dedicated inroute Ku-band space segment (the “Space Segment”) per Customer’s instructions subject to space segment availability. Provision and operation of Row44 outroute capacity per Customer’s instructions.

3)
Operation of Customer’s HX NOC hosted at Altegrosky’s facility in Bear Lakes, Russia on a 24-hour per day, 365-days per year basis including network monitoring, control, configuration, maintenance, trouble isolation, trouble diagnosis, and trouble reporting. Hub operation, maintenance, and technical support services are described in Attachment II.

4)
Read-only access to monthly Service reports to provide information regarding the Services including service NOC outages during the prior calendar month, and planned activities for the upcoming calendar month.

5)	Provision and maintenance of certain terrestrial backhaul facilities between the Altegrosky facility and Customer’s data center.

2.0 DELIVERABLE SERVICES

This section sets forth the services to be provided under this Agreement.

2.1 NOC OPERATIONS AND MAINTENANCE

HNS will provide the NOC Operations and Maintenance Services as described in Attachments II and III.

2.2 SPACE SEGMENT

Dedicated transponder capacity to support the Customer's dedicated outroute and inroutes will be procured by HNS per Attachment III.

2.3    REPORTS AND OTHER INFORMATION; REMOTE ACCESS

HNS will provide Customer with read-only access to the following reports via a web-based application:

1.
Chronological list of trouble reports summarizing NOC related or customer reported problem(s) and resolution(s) of problems with timed duration of outage. This report will also provide information on HNS’ performance in resolving the problem in accordance with the applicable severity level.

2.	Network service availability is reported on the Network Outage reports for network outage conditions and/or Operations Trouble Tickets.

3.	Other reports as may be made available in accordance with Attachment II.

Customer may request other reports and information, which, upon mutual agreement, HNS will provide for an additional fee.

2.4    HNS PROGRAM TASKS

HNS has the overall responsibility for implementation of Customer’s dedicated Russian Network as described in this Amendment. This section details some of the specific tasks that will be the responsibility of HNS during the accomplishment of this work. Section 4.0 notes Customer's responsibilities related to the network implementation.

2.4.1 Program Management Team

In order to ensure that work under the Agreement proceeds at the planned rate, HNS’ program management team will consist of experienced professionals in the various areas of expertise required. This team will be headed by a Program Manager to coordinate all HNS resources required for the successful conduct of the work, and to ensure that required coordination takes place between HNS and Customer personnel.

Tasks to be performed by the program management team include:

Schedules
Status reporting
Staffing
Subcontractor interface
Space segment technical support
System configuration
Documentation preparation

2.4.2 Progress Reports and Status Reviews

A program status review meeting will be held weekly during the network implementation, and monthly thereafter, unless otherwise agreed by the parties, to review the most recent progress reports and discuss any particular program problem areas. The scheduling of meetings will be by mutual agreement. HNS will promptly prepare an action item list and Trouble Ticket status to track project status.

I
3.0    SERVICE PERFORMANCE

The following provisions shall apply to the Russian HX NOC equipment operated by HNS.

3.1    Service Performance Standard

HNS will use commercially reasonable efforts to make the Services available (“Service Availability”) *** of the Scheduled Service Time (as defined in Paragraph 3.3 below) for each calendar month of the Term, such that the aggregate number of minutes of Service interruption for the HX NOC for a given calendar month of the Term shall not exceed ***

3.2    Service Performance Conditions

HNS will use commercially reasonable efforts to provide the Services in accordance with the Service performance standard set forth in Paragraph 3.1 above. In the event that HNS fails to meet such Service performance standard in any calendar month, as Customer's sole and exclusive remedy, HNS will pay Customer liquidated damages calculated in accordance with Paragraph 3.4 below. A failure to meet the Service performance standard does not constitute a Service interruption for purposes of calculating liquidated damages under this section when due to any of the following causes:

A.
The failure or nonperformance of any Customer-provided facilities or equipment, or third-party facilities or equipment acquired by HNS on behalf of Customer, including any out-of-tolerance earth station conditions not caused by HNS or the result of HNS’ failure to perform its obligations under this Agreement.

B.	The fault, negligent act, or negligent failure to act of Customer, its employees, agents, or invitees.

C.
Preventive maintenance and/or other scheduled Service outages (when done pursuant to a preventive maintenance schedule provided by HNS, and reasonably agreed by Customer) as may be necessary to maintain the Services in satisfactory operating condition, to provide additional system capacity, to protect the overall performance of the Services, to protect the overall performance of the Services, or any other such or for any other reasonable cause. For the avoidance of doubt, preventive maintenance schedules in respect of Customer’s own NOC equipment shall be mutually agreed to occur outside of each of Customer’s typical network usage hours.

D.	An event of Force Majeure suspending HNS' performance obligations in accordance the applicable terms of this Agreement.

E.
The unavailability of Services to Customer, pursuant to orders of applicable Governmental Communications authorities, during emergency conditions such as major natural or man-made disasters and emergencies involving national defense and security.

3.3    Service Interruption

The Services shall be available on a 24-hour per day, 365-days per year basis (the “Scheduled Service Time”). The duration of a Service interruption is measured by the number of hours during the Scheduled Service Time that elapse from the time that a trouble ticket is opened to the time that HNS notifies Customer that the Services have been restored. Customer’s availability for a given calendar month shall be a percentage equal to 100% minus a fraction, the numerator of which shall be equal to the aggregate number of minutes of interruption for Customer's HX NOC Equipment, and the denominator of which shall be equal to the total number of minutes of scheduled Service time for such month.

3.4    Service Interruption Liquidated Damages

Any applicable liquidated damages due Customer for a Service interruption will be calculated by HNS on a monthly basis, as specified below, and paid by HNS within *** after the event giving rise to a claim for liquidated damages. If the aggregate number of *** for a given calendar month exceeds *** as defined in Paragraph 3.3 above, then HNS shall pay Customer liquidated damages as follows: ***

*** Confidential treatment requested.

4.0    CUSTOMER RESPONSIBILITIES

4.1 PROGRAM MANAGER

Customer will designate a primary point of contact for overall coordination of Customer related activities.

4.2 LICENSES

Customer will be responsible for obtaining all necessary licenses for operating the network, including licenses for governmental bodies having responsibilities for communications and air travel . Customer shall remain responsible for actually filing the applications and holding and maintaining the licenses.

4.3 CUSTOMER SUPPLIED EQUIPMENT

All Customer-owned Equipment (with the exception of the HX NOC) located at the NOC shall be operated by the Customer including monitoring, control, trouble isolation and resolution. HNS’ services pertaining to this Customer-owned equipment shall be limited to installation or replacement of Customer supplied equipment upon request by the Customer.

Customer supplied equipment necessary for HNS to perform system integration and testing shall be in good working order at the time of the system integration.

4.4 CUSTOMER REMOTE EQUIPMENT INSTALLATION, MAINTENANCE AND TROUBLESHOOTING RESPONSIBILITIES

Except for HNS remotely servicing the remote equipment, such as, resetting such equipment, uploading software to such equipment as requested by Customer, or making mutually agreed configuration changes to the remote equipment Customer is responsible for all remote equipment installation, maintenance and troubleshooting and field service issues.

ATTACHMENT II

NOC OPERATIONS, MAINTENANCE AND TECHNICAL SUPPORT SERVICES
1.    General

This Attachment II defines the work to be performed by HNS (HNS) to provide Russian HX NOC operations, maintenance, and technical support services.

Russian HX NOC operations and maintenance services consists of operating and maintaining the Customer’s dedicated HX NOC facilities installed at the Bear Lakes, Russia NOC.

2.	Support Services

Hub and network operations centers are staffed 24 hours per day, 365 days per year. In the event of any failure of any Customer-owned HX NOC Equipment, HNS will replace the failed item with a redundant or spare component from the Customer’s spare inventory, and will repair the failed item on average within: thirty (30)days for HNS manufactured equipment and within forty five (45) days for equipment manufactured by a third party. HNS will then return the repaired item to the Customer’s spare inventory in accordance with procedures to be developed by the parties.

Technical systems and software support will be provided for operational problems by HNS. Technical support services are those services, related to the isolation and resolution of problems occurring within the Hughes supplied equipment and software. Customer is responsible for isolation and troubleshooting of aeronautical terminal problems, except that HNS will provide status monitoring of the remote terminals. The operational status of each remote terminal (active or inactive) will be accessible to Customer via the network management system.

The various technical support services that will be provided to Customer as part of this Agreement are described below.

•
NOC and system level support 24 hours per day, seven days per week. In the event of a NOC operational issue, HNS will open a Customer Case Record (CCR) and notify the customer of the event. Periodic updates will be made to the trouble ticket which track major problem isolation steps and results.

•
Customer shall be provided with a URL and a Username/Password that will enable them to read their CCRs via the Internet. This access will also show the last 60 days of activities (tickets opened/closed) and provides a means of commenting back to the assigned support engineer or HNS management.

•
HNS will provide Customer Service Bulletins (CSBs) periodically to notify Customer of problems that have been reported with the system, the current correction status of these problems and/or operational procedures to provide a work around to the problems. CSBs also provide additional information, not available in the current system documentation.

•
Upgrades to the current version of software within the Customer’s Hub equipment will be made as necessary to incorporate bug fixes and enhancements to existing features and functionalities. Update schedules will be mutually agreed with the Customer.

•
Customer access to the HX network Vision system for terminal related monitoring, maintenance and diagnostic functions such as: terminal commissioning support, display of terminal status, display of terminal link statistics, and terminal reset commands. Remote terminal software downloads or configuration changes will be the responsibility of HNS.

•
HNS will provide Customer access to the HX network management system for the monitoring of alarm conditions with respect to HNS HX-NOC (not the NOC components that are on the shared platform) equipment; provided, further, that Customer shall have the right to receive/view all alarms on shared RF equipment used in conjunction with the HNS HX-NOC equipment and Customer shall have the right to install a spectrum analyzer as part of the NOC hub set-up to monitor RF performance. Any NOC related software downloads or configuration changes will be the responsibility of HNS.

3.	Problem Severity Levels

When a CCR is opened a severity level is assigned based upon the impact or potential impact of the problem. The various severity level designations are described below.

Severity 1:    Network down
Severity 2:    Problem that will cause a severity 1 circumstance if not corrected
Severity 3:    Recurring operational problem
Severity 4:    Technical questions / future release request / software upgrades
Severity 5:    Single event problem with minor impact
Severity 6:    Currently used for advance warranty issues if applicable
Severity 7:    Problems that will be resolved in a future software release.

The specific severity level definitions, actions, and escalation timeframes for critical problems (severity level 1 through 3 are described below.

3.1    Severity Level 1 - Network down

A network may be declared down if either:

50% or more of the remote sites are not communicating
50% or more of the remote connections fail.

The goal is to have the network restored within one (1) hour of the event. The following are the escalations for Severity Level 1:

Level	Time CCR Opened	Responsibility	Action

1	0 hr	Network Operator	Open CCR, document problem, notify section supervisor.
2	0 hr	Network Engineer	Work to resolve the problem.
3	0 hr	Section Manager	Support network engineer and obtain additional resources as required. Inform network engineering management and program manager as appropriate.
4	1 hr	Network Engineering Director, Program Manager	Network engineering director determines if development engineering involvement is necessary and reviews the situation with the program manager. Program manager reviews the situation with the Customer.
5	1 hr	Sr. Director of Network Engineering	The senior director examines the situation and provides additional resources if required, estimates the time to resolution, and escalates to senior management.
6	8 hrs	Senior Vice President	SVP examines the actions taken, determines if additional resources are required, reviews the status and next steps with the Customer’s executives.
7 & 8	20 hrs	QA War Room Exec VP	QA war room reviews the overall actions, determines if additional actions are required, advises the executive vp and the OOTC of the status, and determines whether process changes are required.

2.2    Severity Level 2 - Condition exists that has a major negative impact on the customer or if left unchecked could result in a severity level 1 event

Examples of this are:
Loss of redundancy

Continuous connectivity problems
Failure of a previously implemented protocol or application.
Failure of a newly applied patch or fix to an existing problem.

The goal is to address the problem within 4 hours with a work-around, patch, parts replacement or an alternative plan that has been agreed with by the Customer. If the original problem is resolved with a temporary fix the original CCR is to be closed and a second CCR opened at a lower severity level to track the ongoing problem resolution.

Level	Time CCR Opened	Responsibility	Action
1	0 hr	Network Operator	Open CCR, document problem, notify section supervisor.
2	1 hr	Network Engineer	Work with Customer to resolve the problem.
3	4 hr	Section Manager	Support network engineer and obtain additional resources as required. Inform network engineering management and the program manager as appropriate.
4	6 hr	Network Engineering Director, Program Manager
Network engineering director determines if development Engineering involvement is necessary and reviews the situation with the program manager. The program manager reviews the situation with the Customer.

5	12 hr	Sr. Director of Network Engineering	The Sr Director examines the situation, provides additional resources if required, estimates the time to resolution and escalates to senior management.
6	24 hrs	Senior Vice President	SVP examines the actions taken, determines if additional resources are required, and advises Customer executives as to status and next steps.
7 & 8	48 hrs	QA War Room, Executive VP	QA war room determines if additional actions are required, advises the executive vp and the OOTC of the status, and determines whether process changes are required.

2.3    Severity Level 3 - Reoccurring operational issue with moderate impact

Examples are daily events including the following:
a) Hub component resets
b) Remote resets due to HNS system issue
c) Improper implementation of a new protocol or feature

The goal is to address the condition within 10 Days with either a patch or a final fix acceptable to Customer. If the solution is temporary, the original CCR will be closed and a new severity level 7 CCR will be opened to track planning and implementation of the permanent solution.

Level	Time CCR Opened	Responsibility	Action
1	0 hr	Network Operator	Open CCR, document problem, and notify section supervisor.
2	8 hr	Network Engineer	Work with Customer to resolve the problem.
3	4 d	Section Manager	Obtain additional resources as required, inform network engineering management and program manager as appropriate.
4	5 d	Network Engineering Director	Network engineering director reviews the situation with development engineering and the program manager if appropriate. Program manager reviews the situation with the Customer.
5	6 d	Sr. Director of Operations Support	The senior director examines the situation and determines if additional resources are required, estimates the time to resolution, and escalates to senior management.
6	10 d	Senior Vice President	SVP examines the actions taken, determines if additional resources are required, and advises Customer’s executives of status and next steps.

4.0 SERVICE LIMITATIONS

The Technical Support Services are offered with the limitations outlined in this section.

Technical Support Services do not include support and service for the following:

1)    Service and repair of software, equipment accessories, attachments, or any other devices not specifically purchased by Customer (or its designated subsidiary or agent) under the Master Purchase Agreement.

2)    Servicing Equipment and Software that has been changed, modified, or altered other than by means of approved upgrades and configuration changes.

4.0    CUSTOMER RESPONSIBILITIES

4.1    FAULT ISOLATION AND PROBLEM DETERMINATION

Customer shall maintain a technical staff with the capability of performing airborne terminal fault isolation and problem determination. Further, the Customer's trained staff shall be readily accessible by phone during periods when the Customer requests Technical Support. The Customer's staff shall assist HNS personnel in system troubleshooting, fault isolation, and problem determination to the extent requested.

4.2     SPARES

Customer (or its designated subsidiary or agent) shall purchase and maintain the HNS recommended complement of spares.

ATTACHMENT III
SERVICE ORDER, PRICE SCHEDULE AND PAYMENT TERMS

1.    INITIAL SERVICE ORDER

1.1	Altegrosky Initial Setup Fee

***

1.2	HX Gateway Installation

***

1.3	NOC Operations, Technical Support and Maintenance

***

1.2    Backhaul Services

***

1.4    Space Segment

***

1.5     Pricing Notes

***

3.    PAYMENT TERMS

***
Except as otherwise provided in this Section, payment will be due net *** from date of invoice.

Space Segment Services will be invoiced *** Invoices for space segment will be due and payable ***

*** Confidential treatment requested.